 Exhibit 99.3

CONSENT OF HERRERA PARTNERS

We hereby consent to the use of the Herrera Partners fairness opinion dated July 29, 2016 and supplements thereto of Hartman Advisors LLC and the fairness opinion dated July 29, 2016 of  Hartman Income REIT Management, Inc. presented to the special committees of the board of directors of HARTMAN XX, HARTMAN XIX and HI-REIT as included as an exhibit to the Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 of HARTMAN XX, related to the mergers of HARTMAN XIX and HI-REIT, with and into HARTMAN XX and to references to WKW Financial Advisors within the registration statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any Registration Statement within the meaning of the term “expert” as used in the Securities Act. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of this Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (except including any amendments to this Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

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/s/ Herrera Partners